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Rayonier Advanced Materials Reports First Quarter 2019 Results

•	Significant increase in hardwood costs at Jesup plant coupled with unplanned downtime at Temiscaming plant led to operating loss in High Purity Cellulose segment

•	Expect to improve financial performance ultimately returning EBITDA margins to high teens in the back half of 2019, subject to fluctuations in commodity prices and tariffs

•	Cellulose specialties prices and volumes for full year 2019 are expected to remain stable versus 2018; commodity product volumes are expected to be modestly lower compared to guidance

•	Weaker than anticipated lumber, pulp and paperboard markets impacted results in Forest Products, Pulp, and Paper

•	Previously announced review of strategic alternatives for certain commodity assets ongoing; process conclusion anticipated by end of second quarter
JACKSONVILLE, Fla., May 8, 2019 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported first quarter 2019 net loss of $22 million, or $(0.52) per diluted common share, compared to net income of $24 million, or $0.38 per diluted common share for the same prior year quarter ended 2018. The decrease in net income is due primarily to lower commodity sales prices, higher hardwood costs, and operational issues in High Purity Cellulose.
“Our first quarter operating and financial results were disappointing and not reflective of the earnings potential of the Company. With unplanned production downtime in Temiscaming due to unforeseen boiler issues and higher hardwood costs in Jesup resulting from extreme periods of prolonged rainfall in the U.S. Southeast, the High Purity Cellulose segment significantly underperformed expectations in the quarter. Additionally, weaker lumber, pulp, and paperboard markets negatively impacted our results,” said Paul Boynton, Chairman, President and Chief Executive Officer. “We are actively addressing the High Purity Cellulose issues, which we believe will improve financial performance building sequentially through the remainder of 2019.”
First Quarter 2019 Operating Results
Net sales comprised the following for the periods presented:

	Three Months Ended
Net sales (in millions)	March 30, 2019	December 31, 2018	March 31, 2018
High Purity Cellulose	$286	$317	$282
Forest Products	75	73	99
Pulp	70	81	85
Paper	70	72	76
Eliminations	(18)	(17)	(20)
Total net sales	$483	$526	$522

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Operating results comprised the following for the periods presented:

	Three Months Ended
Operating income (loss) (in millions)	March 30, 2019	December 31, 2018	March 31, 2018
High Purity Cellulose	$(3)	$29	$21
Forest Products	(5)	(10)	10
Pulp	10	20	23
Paper	(1)	8	3
Corporate	(19)	(18)	(11)
Total operating income (loss)	$(18)	$29	$46

High Purity Cellulose
Operating income decreased $24 million compared to March 31, 2018 resulting in a $3 million operating loss for the three month period ended March 30, 2019. The decrease was driven by a 7 percent decline in cellulose specialties sales prices as a result of duties on products sold into China and higher average prices in the 2018 comparable quarter due to higher priced 2017 shipments which were recognized as sales in the 2018 quarter. Additionally, higher costs, driven by unexpected production reliability issues predominantly at the Temiscaming plant and higher hardwood costs at the Jesup plant, negatively impacted results. These two factors alone accounted for $21 million or 88 percent of the comparable period decline. The Company is actively addressing these issues with repairs to the Temiscaming boiler completed in the second quarter and the restoration of hardwood inventories in Jesup to target levels. These actions are expected to improve financial performance building sequentially through the remainder of the year.

The three month period ended March 30, 2019 was also negatively impacted by a $1 million loss associated with the lignin joint venture that began operations in the second half of 2018. Additionally, the 2018 period includes operating income of $2 million from the resins business, which was sold in September of 2018.

Forest Products
Operating income decreased $15 million compared to the March 31, 2018 period resulting in a $5 million operating loss for the three month period ended March 30, 2019. The decrease was driven by lower lumber sales prices and reduced volumes due to weather conditions and difficult transportation and logistics issues.

Compared to the fourth quarter of 2018, the operating loss improved $5 million, as expected. The improvement was primarily driven by higher lumber sales prices and the reversal of a portion of the inventory valuation reserve taken in the fourth quarter of 2018.

Pulp
Operating income decreased $10 million and $13 million compared to the previous period and March 31, 2018 period, respectively, resulting in operating income of $10 million for the three month period ended March 30, 2019. As expected, the decreases were driven by lower high-yield pulp sales prices due to weaker export markets and reduced sales volumes due to market production downtime and timing of shipments in the quarter.

Paper
Operating income decreased $4 million compared to the March 31, 2018 period resulting in an operating loss of $1 million for the three month period ended March 30, 2019. The decrease was primarily driven by higher costs due to production issues at the Kapuskasing plant, as a result of an energy curtailment program and corresponding start-up issues, and lower newsprint sales volumes due to the production issues, as well as logistics issues in Canada. These negative factors were partially offset by higher newsprint sales prices from imports to the United States.

Compared to the previous period, operating income decreased $9 million due to lower sales prices for paperboard and newsprint, as expected, higher input costs and reduced newsprint sales volumes due to production and logistics issues in Canada.

Corporate

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

The operating loss increased $8 million compared to the March 31, 2018 period, resulting in an operating loss of $19 million for the three month period ended March 30, 2019. The increase was driven by higher long term incentive compensation and foreign exchange losses.

Compared to the previous period, the operating loss increased $1 million. The increase was driven by higher long term incentive compensation and foreign exchange losses, partially offset by lower disposed operations expenses and the timing of corporate expenses.
Non-Operating Expenses
Interest expense was $15 million for each of the first quarters ended 2019 and 2018. Interest expense was consistent quarter over quarter as slightly lower debt levels during the three months ended March 30, 2019, were partially offset by higher interest rates on variable debt.
Income Tax (Expense) Benefit
The first quarter 2019 effective tax rate was a benefit of (29) percent compared to an expense of 29 percent for the same period in 2018. The first quarter 2019 effective tax rate differs from the federal statutory rate of 21 percent primarily due to tax credits and excess tax deductions on vested stock compensation, partially offset by different statutory tax rates of foreign operations and nondeductible executive compensation.
Cash Flows and Liquidity
In the first quarter of 2019, the Company’s operations used cash flows of $27 million. Working capital used $37 million of cash as higher inventories, primarily from the seasonal wood harvest in Canada, and lower accounts payable and accrued liabilities, from the timing of payments, were partially offset by lower accounts receivable.
In the first quarter of 2019, the Company invested $31 million in capital expenditures, which included approximately $4 million of strategic capital.
The Company incurred net borrowings of $33 million to fund its operations and ended the quarter with adjusted net debt of $1,159 million and $250 million of total liquidity, including $68 million of cash and $182 million available under the revolving credit facility after taking into account outstanding letters of credit. The Company also returned $14 million of capital to stockholders through dividends and stock repurchases year-to-date.
The Company maintains a disciplined capital allocation strategy focused on maintaining its manufacturing assets, followed by reducing debt levels to a targeted 2.5 times net debt to EBITDA leverage ratio. Adjusted free cash flow is then deployed opportunistically between strategic capital investment, external investments and returning capital to stockholders through dividends and stock buybacks. Given the recent increase in leverage, the Company expects to focus on reducing debt levels in the near-term.
Outlook
High Purity Cellulose
The operational issues affecting High Purity Cellulose in the first quarter negatively impacts the Company’s previous guidance and therefore, such guidance should no longer be relied upon. However, the Company anticipates stronger performance building sequentially through the remainder of the year as the Temiscaming boiler and hardwood supply issues are addressed. Ultimately, EBITDA margins are expected to return to the high teens for the back half of 2019, subject to fluctuations in commodity prices. For full year 2019, the Company still expects stability in its cellulose specialties prices and volumes with each anticipated to be slightly lower by approximately 1 to 2 percent from 2018, excluding the impact of any Chinese duties on sales price. Commodity product sales volumes are expected to be modestly lower than the original forecast of a 75,000 metric ton increase over 2018 volumes.

Forest Products
Lumber prices declined during the second half of the first quarter and are expected to remain low in the second quarter, although recently announced capacity curtailments in British Columbia are expected to provide some recovery in prices during the back half of the second quarter. Longer-term, the stable U.S. housing market, both new starts and remodeling driven by resales, remains a key driver of lumber sales prices. The Company is well positioned to benefit from these long-term conditions. In addition, softwood lumber duties of approximately 20 percent on sales to the U.S. are expected to continue throughout 2019. Benefits from capital investments and cost reductions are also expected to provide incremental profitability in 2019 and beyond.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Pulp
High-yield pulp prices are expected to remain solid albeit lower for the remainder of 2019 compared to 2018 due to weaker demand. Over the medium-term, solid global demand for pulp, reduced recycled fiber imports to China, and global industry production at or near capacity continue to support pulp prices above historical levels. With no significant new capacity expected in the pulp markets until 2021, supply-demand dynamics should continue to yield positive market conditions and historically strong segment results in 2019.

Paper
In 2019, paperboard prices may experience pressure from increased competition in the U.S., while newsprint sales prices are expected to decline due to demand weakness and the reversal of duties in 2018.

Capital Allocation and Investment
The Company anticipates that it will spend approximately $100 million in maintenance capital expenditures across all segments in 2019. In addition, the Company anticipates spending approximately $30 million on high-return strategic projects in 2019.
The Company expects to increase the percentage of its cash flow directed toward debt repayment in 2019. The Company expects to continue a return of capital to stockholders through its common stock dividend and the opportunistic repurchase of common shares as cash flow improves.
Conclusion
“Despite a difficult quarter, we remain confident about the stability of our cellulose specialties markets and our opportunities to drive EBITDA growth and stockholder value by executing on our Go-to-Market Strategy and Strategic Pillars in the High Purity Cellulose segment,” concluded Boynton. “Additionally, we are nearing the end of our market test on certain non-strategic commodity assets and expect to have plans finalized by the end of the second quarter.”

Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) will host a conference call and live webcast at 9:00 a.m. ET on May 9, 2019 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.  A replay of this webcast will be archived on the company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on May 23, 2019. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13690479.

About Rayonier Advanced Materials
Rayonier Advanced Materials is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in cell phones, computer screens, filters and pharmaceuticals. The Company also manufactures products for lumber, paper and packaging markets. With manufacturing operations in the U.S., Canada and France, Rayonier Advanced Materials employs approximately 4,200 people and generates approximately $2 billion of revenues. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Our operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in our Annual Report on Form 10-K and our other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected. These risks and events include, without limitation: Our businesses we operate are highly competitive and many of them are cyclical, especially in commodity markets, which may result in fluctuations in pricing and volume that can adversely impact our business, financial condition and results of operations; Our ten largest customers represent approximately 35% of our 2018

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

revenue, and the loss of all or a substantial portion of our revenue from these large customers could have a material adverse effect on us; A material disruption at one of our major manufacturing facilities could prevent us from meeting customer demand, reduce our sales and profitability, increase our cost of production and capital needs, or otherwise adversely affect our business, financial condition and results of operation; Changes in raw material and energy availability and prices could affect our results of operations and financial condition; The availability of, and prices for, wood fiber may significantly impact our business, results of operations and financial condition; We are subject to risks associated with manufacturing and selling products and otherwise doing business outside of the United States; Our operations require substantial capital for ongoing maintenance, repair and replacement of existing facilities and equipment; Currency fluctuations may have a negative impact on our business, financial condition and results of operations; Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, especially with respect to China, Canada and as a result of “Brexit”, could adversely affect our ability to access certain markets and otherwise impact our results of operations; We depend on third parties for transportation services and increases in costs and the availability of transportation could adversely affect our business; Our business is subject to extensive environmental laws, regulations and permits that may restrict or adversely affect our ability to conduct our business; The impacts of climate-related initiatives remain uncertain at this time; Our failure to maintain satisfactory labor relations could have a material adverse effect on our business; We are dependent upon attracting and retaining key personnel, the loss of whom could adversely affect our business; Failure to develop new products or discover new applications for our existing products, or our inability to protect the intellectual property underlying such new products or applications, could have a negative impact on our business; Risk of loss of the Company’s intellectual property and sensitive business information, or disruption of its manufacturing operations, in each case due to cyberattacks or cyber security breaches, could adversely impact the Company; We may need to make significant additional cash contributions to our retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements; We have significant debt obligations that could adversely affect our business and our ability to meet our obligations; The phase-out of LIBOR as an interest rate benchmark could result in an increase to our borrowing costs; Challenges in the commercial and credit environments may materially adversely affect our future access to capital; We may need additional financing in the future to meet our capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders; and the inability to effectively integrate the Tembec acquisition and meet our financial objectives therefrom, and any future acquisitions we may make, may affect our results.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted operating income, adjusted net income and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules D - F of this earnings release. We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income (Loss)
March 30, 2019 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 30,	December 31,	March 31,
	2019	2018	2018
Net Sales	$483	$526	$522
Cost of Sales	(466)	(460)	(442)
Gross Margin	17	66	80
Selling, general & administrative expenses	(28)	(29)	(23)
Duties	(5)	(5)	(8)
Other operating income (expense), net	(2)	(3)	(3)
Operating Income (Loss)	(18)	29	46
Interest expense	(15)	(15)	(15)
Interest income and other, net	2	3	3
Income (Loss) Before Income Taxes	(31)	17	34
Income tax (expense) benefit	9	(4)	(10)
Net Income (Loss) Attributable to Rayonier Advanced Materials Inc.	$(22)	$13	$24
Mandatory convertible stock dividends	(3)	(4)	(3)
Net Income (Loss) Available to Rayonier Advanced Materials Inc. Common Stockholders	$(25)	$9	$21

Earnings Per Share of Common Stock
Basic earnings (loss) per share	$(0.52)	$0.18	$0.41
Diluted earnings (loss) per share	$(0.52)	$0.18	$0.38

Adjusted net income (loss) per share (a)	$(0.52)	$0.19	$0.38

Shares Used for Determining
Basic EPS	48,986,272	49,583,842	51,127,726
Diluted EPS	48,986,272	50,955,652	63,977,952

(a) Adjusted net income (loss) per share is a non-GAAP measure. See Schedule F for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
March 30, 2019 (Unaudited)
(millions of dollars)

	March 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$68	$109
Other current assets	617	607
Property, plant and equipment, net	1,366	1,381
Other assets	604	582
	$2,655	$2,679
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$15	$15
Other current liabilities	314	355
Long-term debt and capital lease obligations	1,208	1,173
Non-current liabilities for disposed operations	149	149
Other non-current liabilities	289	280
Total stockholders’ equity	680	707
	$2,655	$2,679
Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
March 30, 2019 (Unaudited)
(millions of dollars)

	Three Months Ended
	March 30, 2019	March 31, 2018
Cash Provided by (Used for) Operating Activities:
Net income (loss)	$(22)	$24
Depreciation and amortization	36	37
Other items to reconcile net income to cash provided by operating activities	(2)	11
Changes in working capital and other assets and liabilities	(39)	(39)
	(27)	33
Cash Used for Investing Activities:
Capital expenditures	(31)	(29)
	(31)	(29)
Cash Used for Financing Activities:
Changes in debt	33	(2)
Dividends paid	(9)	(7)
Common stock repurchased	(6)	(3)
	18	(12)
Cash and Cash Equivalents:
Change in cash and cash equivalents	(40)	(8)
Net effect of foreign exchange on cash and cash equivalents	(1)	1
Balance, beginning of year	109	96
Balance, end of period	$68	$89

B

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
March 30, 2019 (Unaudited)

	Three Months Ended
	March 30, 2019	December 31, 2018	March 31, 2018
Average Sales Prices:
High Purity Cellulose ($ per metric ton):
Cellulose Specialties	$1,284	$1,303	$1,375
Commodity Products	$847	$827	$803
Forest Products ($ per thousand board feet):
Lumber	$389	$379	$480
Pulp ($ per metric ton):
High-Yield pulp	$590	$662	$654
Paper ($ per metric ton):
Paperboard	$1,102	$1,112	$1,154
Newsprint	$594	$600	$530

Sales Volumes:
High Purity Cellulose (thousands of metric tons):
Cellulose Specialties	150	158	152
Commodity Products	87	109	53
Forest Products (millions of board feet):
Lumber	147	147	163
Pulp (thousands of metric tons):
High-Yield pulp	107	114	120
Paper (thousands of metric tons):
Paperboard	43	43	41
Newsprint	38	41	52

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
March 30, 2019 (Unaudited)

EBITDA by Segment (a):	Three Months Ended March 30, 2019
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income (Loss)	$(5)	$11	$1	$(4)	$(25)	$(22)
Depreciation and amortization	2	1	4	29	—	36
Interest expense, net	—	—	—	—	15	15
Income tax expense	—	—	—	—	(9)	(9)
EBITDA	$(3)	$12	$5	$25	$(19)	$20

	Three Months Ended March 31, 2018
	Forest Products	Pulp	Paper	High Purity Cellulose	Corporate & Other	Total
Net Income (Loss)	$10	$23	$5	$25	$(39)	$24
Depreciation and amortization	2	1	5	29	—	37
Interest expense, net	—	—	—	—	15	15
Income tax expense	—	—	—	—	10	10
EBITDA	$12	$24	$10	$54	$(14)	$86
(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 30, 2019 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
Adjusted Free Cash Flows (a):	March 30, 2019	March 31, 2018
Cash provided by (used for) operating activities	$(27)	$33
Capital expenditures	(27)	(20)
Adjusted Free Cash Flows	$(54)	$13

(a)
Adjusted free cash flows is defined as cash provided by (used for) operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (a):	March 30, 2019	December 31, 2018
Current maturities of long-term debt	$15	$15
Long-term debt & capital lease obligation	1,208	1,173
Total debt	1,223	1,188
Original issue discount, premiums and debt issuance costs	4	5
Cash and cash equivalents	(68)	(109)
Adjusted Net Debt	$1,159	$1,084

(a)
Adjusted net debt is defined as the amount of debt after the consideration of the original issue discount, premiums, and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
March 30, 2019 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 30, 2019		December 31, 2018		March 31, 2018
Adjusted Net Income (Loss) (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income (Loss)	$(22)	$(0.52)	$13	$0.18	$24	$0.38
Gain on bargain purchase	—	—	—	0.01	—	—
Adjusted Net Income (Loss)	$(22)	$(0.52)	$13	$0.19	$24	$0.38

(a)
Adjusted net income (loss) is defined as net income (loss) adjusted net of tax for gain on bargain purchase. Adjusted net income (loss) is not necessarily indicative of results that may be generated in future periods.

F